Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated April 3, 2018

Registration No. 333-223058

MARRIOTT INTERNATIONAL, INC.

4.000% Series X Notes due 2028

PRICING TERM SHEET

Dated: April 3, 2018

4.000% Series X Notes due 2028

Issuer:	Marriott International, Inc.

Security:	4.000% Series X Notes due 2028

Aggregate Principal Amount:	$450,000,000

Maturity Date:	April 15, 2028

Coupon:	4.000%

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2018

Price to Public:	99.281%

Benchmark Treasury:	2.750% due February 15, 2028

Benchmark Treasury Yield:	2.788%

Spread to Benchmark Treasury:	+ 130 bps

Yield to Maturity:	4.088%

Redemption Provisions:

The Series X Notes may be redeemed in whole or in part from time to time prior to January 15, 2028 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series X Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series X Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the Series X Notes being redeemed) plus 20 basis points, plus, in each case, accrued and unpaid interest on the Series X Notes to the redemption date.

The Series X Notes may be redeemed in whole or in part from time to time on or after January 15, 2028 (three months prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Expected Settlement Date:	April 6, 2018 (T+3)

CUSIP:	571903AY9

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated April 3, 2018.

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Wells Fargo Securities, LLC

Passive Bookrunners:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Note: The issuer expects that delivery of the notes will be made to investors on or about April 6, 2018, which will be the third business day following the date of the prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to April 6, 2018 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, Deutsche Bank Securities Inc. at (800) 503-4611 or Wells Fargo Securities, LLC at (800) 645-3751.